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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Lumenon Innovative Lightwave Technology, Inc.


         We consent to incorporation by reference in the registration statement on Form S-8 in connection with "2001 Non-Officer, Non-Director Employee Stock Incentive Plan" dated November 29, 2001 of Lumenon Innovative Lightwave Technology, Inc. (the "Corporation") of our report dated August 8, 2001 relating to the consolidated balance sheets of the Corporation as of June 30, 2001 and 2000 and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended June 30, 2001 and 2000, the six-month period ended June 30, 1999 and the periods from inception (March 2, 1998) to December 31, 1998, and to June 30, 2001 which report is incorporated by reference in this Form S-8.

/s/ KPMG LLP

KPMG LLP
Chartered Accountants

Montreal, Canada
November 29, 2001